Exhibit 10.10

January 26, 2004

Adrian Jones

28442 Camino La Ronda

San Juan Capistrano

CA 92675

RE:	Offer of Employment from BakBone Software, Inc.

Dear Adrian:

Following our recent discussions, on behalf of BakBone Software, I am pleased to extend our offer to you for the position of Senior Vice President, Worldwide Alliances and OEMs for BakBone Software. This position will be based out of our Corporate Offices in San Diego, California. In this position you will report directly to me, and your anticipated start date will be February 17, 2004.

As Senior Vice President, Worldwide Alliances and OEMs your annual Targeted Earnings upon achievement of your planned objectives will be $350,000 per annum. This will consist of a base salary of $240,000.00 annually, and a bonus of $110,000.00 annually for achievement of your planned goals and objectives. The specific goals and objectives that this bonus will be based upon are to be determined. Specifically we have discussed that one third of your bonus will be based upon achievement of non-financial management objectives. The other two thirds of your bonus will based upon a combination of OEM revenues and world wide company revenues. The bonus plan will provide you with an opportunity for additional payment upon over-achievement of your goals.

To assist you in making the transition to BakBone, the first 3 (three) months of your Targeted Earnings will be guaranteed (i.e. you will be guaranteed to make at least 100% of your bonus amount during that 3 month period).

All employees are entitled to participate in our health and dental benefits programs. Your coverage will begin on March 1, 2004. Additionally, the Company carries a $100,000 life insurance policy on you. Details of all benefit plans including 401K, Flex Spending and 529 will be provided to you upon your employment.

You are eligible to participate in the Company’s stock option plan and will be granted 250,000 options, at a price to be determined. Options granted under this plan will vest annually in equal portions over a four (4) year period beginning on your effective start date. One hundred thousand (100,000) of these options will include a change of control provision whereby these options will immediately vest in the event that:

1.	There is a change of control in the company (as defined in the stock option agreement), and

2.	You are not offered a similar level position within the new entity to your then-current position within BakBone at the time of this change of control.

However, if a change of control occurs in the first 12 months of your employment at BakBone, then these 100,000 options will vest immediately (i.e. regardless of whether you are offered a similar level position within the new entity).

If the above two conditions exist (i.e. change of control with no similar level position offered) at any time during your employment with BakBone you would also be entitled to receive six (6) month Targeted Earnings as a severance payment should you leave the company at that time.

If at any time during your employment with BakBone (except in the case of a change of control) you are dismissed without cause you will be entitled to 3 months severance pay of your salary.

By accepting this offer of employment you will be required to sign BakBone’s standard corporate personnel acknowledgements and Employee Handbook that are required of all employees and management. This offer is conditional in all respects to verification, as is acceptable to the Company, of your authorization to work in the United States. BakBone is an equal opportunity employer and does not discriminate based on any category protected by California or Federal law.

BakBone Software is an at-will employer. This means that you and/or the Company have the right to terminate your employment at any time with or without cause and with or without notice. Any contrary representations are superceded by this offer. Any modifications to this at-will term of your employment must be in writing and signed by you and a Company officer. This Offer of Employment in no way creates an employment contract between you and the Company.

We agree that, to the extent permitted by law, all claims or disputes between you and the Company, or its officers, employees or affiliates, will be resolved by final, binding arbitration, in accordance with the employment dispute resolution rules of American Arbitration Association. This agreement includes disputes of any nature, including, without limitation, all claims for any alleged unlawful employment practice, discrimination, harassment, termination of employment, or any other disputes which may hereafter advise.

This offer will expire on the January 30, 2004.

Adrian, I am delighted to make this offer and look forward to your assistance in taking BakBone to the “next level”. If these terms are agreeable to you, please sign below and return to the Human Resources department at fax # 858-450-6928.

BakBone Software, Inc.

/s/ Keith Rickard                                  this                      26th                      day of         January                , 2004.

Keith Rickard CEO/President

Acknowledged, Agreed and Accepted by:

/s/ Adrian Jones                                      this                      28th                      day of         January                , 2004.

Adrian Jones (by signing, I agree to keep the terms of my employment confidential.)

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